UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2020

Independence Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania, 19103

(Address of Principal Executive Office) (Zip Code)

(267) 270-4800

(Registrant’s telephone number, including area code)

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	IRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01.	OTHER EVENTS.

On February 19, 2020, Independence Realty Trust, Inc. (the “Company”) issued a press release announcing that it commenced an underwritten public offering of its common stock. A copy of the press release is attached hereto as Exhibit 99.1.

In another development, the Company recently entered into a non-binding letter of intent to acquire a portfolio of assets in Atlanta, GA for approximately $300 million (the “Atlanta Portfolio”).  The Atlanta Portfolio is comprised of three assets representing 1,202 units and is currently 95% occupied.  The transaction is subject to the satisfactory completion of due diligence and the negotiation and execution of a definitive purchase and sale agreement.  We can provide no assurance that we will complete our due diligence review or that we will be able to successfully negotiate and execute a definitive purchase and sale agreement. Even if our diligence review is completed and a definitive purchase and sale agreement is negotiated and executed, we can provide no assurance that the Atlanta Portfolio will close in a timely manner, or at all.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated February 19, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

February 19, 2020	By:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer and Treasurer